Exhibit 10-e-1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into October 21, 2016, by and between Rockwell Collins, Inc., a Delaware corporation (the “Company”), and Werner Lieberherr (the “Executive”). Where context permits, references herein to the Company shall include subsidiaries of the Company.
RECITALS
WHEREAS, concurrently herewith, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”) by and among B/E Aerospace, Inc., a Delaware corporation (“B/E Aerospace”), a direct, wholly owned Subsidiary of the Company (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into B/E Aerospace (the “Merger”), with B/E Aerospace continuing as the surviving corporation of the Merger as a wholly-owned subsidiary of the Company;
WHEREAS, the Executive and B/E Aerospace entered into an Amended and Restated Employment Agreement dated July 29, 2013, as amended by the First Amendment dated January 4, 2014, as further amended by the Second Amendment dated May 12, 2014 (the “B/E Aerospace Employment Agreement”);
WHEREAS, the Executive and B/E Aerospace entered into that certain Proprietary Rights Agreement effective July 5, 2006 (the “2006 Proprietary Rights Agreement”) and that certain Proprietary Rights Agreement effective January 1, 2011 (the “2011 Proprietary Rights Agreement”);
WHEREAS, in connection with the Merger and the B/E Aerospace Employment Agreement, Executive is receiving certain payments and benefits, including payments and benefits pursuant to the B/E Aerospace Employment Agreement, Executive’s equity award agreements with B/E Aerospace, and the B/E Aerospace transaction bonus program;
WHEREAS, the Company desires to employ the Executive as an employee of the Company or one of its subsidiaries on the terms and conditions set forth herein effective as of the Effective Time (as defined in the Merger Agreement) and the Executive desires to be employed by the Company or one of its subsidiaries on the terms and conditions set forth herein effective as of the Effective Time (as defined in the Merger Agreement);

WHEREAS, the Executive and the Company wish to enter into this Agreement, which shall become effective upon, and subject to the occurrence of, the Effective Time;
WHEREAS, the Executive and the Company desire that with respect to services provided from and after the Effective Time, this Agreement (and not the B/E Aerospace Employment Agreement) will govern the Executive’s employment with the Company or any of its subsidiaries, provided that (i) as set forth herein, certain provisions of the B/E Aerospace Employment Agreement remain in effect and shall not be superseded by this Agreement and (ii) the 2006 Proprietary Rights Agreement and the 2011 Proprietary Rights Agreement incorporated therein by reference shall not be superseded by this Agreement; and
WHEREAS, the Company wishes to secure for its benefit the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities subject to the terms and conditions set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:
1.B/E Aerospace Arrangements and Agreements. For the avoidance of doubt, the parties acknowledge and agree that effective on or prior to the Effective Time (a) Executive shall be paid the payments set forth in Section 5(f) of the B/E Aerospace Employment Agreement pursuant to the terms set forth therein; (b) except as set forth in the Merger Agreement with respect to the B/E Aerospace 2016 LTIP award (the “2016 LTIP Award”), all outstanding B/E Aerospace equity awards granted on or prior to the Effective Time shall become fully vested; and (c) Executive shall be paid a transaction bonus by B/E Aerospace in connection with the Merger in an amount equal to $8.4 million. From and after the Effective Time, this Agreement (and not the B/E Aerospace Employment Agreement) will govern the Executive’s employment with the Company or any of its subsidiaries; provided, that, notwithstanding the foregoing, Sections 5(g), 13, 17 and 18 of the B/E Aerospace Employment Agreement shall remain in effect in accordance with their terms. Notwithstanding anything contained herein, in the event that either the Merger Agreement is terminated in accordance with its terms or the Effective Time otherwise does not occur for any reason, this Agreement shall not become effective, and, in the event that the Merger Agreement is terminated, this Agreement shall automatically, and without notice, terminate without any obligation due to the Executive, and the provisions of this Agreement shall be of no force or effect. The 2006 Proprietary Rights Agreement shall continue in full force and effect except that it is hereby deemed by each of the Company and the Executive to apply to the period of the Executive’s employment from July 5, 2006 through December 31, 2010 and thereafter subject to its terms. The 2011 Proprietary Rights Agreement shall apply only to the period of the Executive’s employment from January 1, 2011 and continue in effect throughout Executive’s employment hereunder, provided that the Executive agrees to execute any confidentiality or proprietary rights agreement as may be required by the Company following the Effective Time that the Company customarily requires be executed by similarly situated employees. The parties acknowledge and agree that the 2016 LTIP Award shall convert into cash at the Effective Time based on the then fair market value of the underlying shares (and shall not be subject to accelerated vesting at the Effective Time) and shall vest and be paid out in a single lump sum payment on the first anniversary of the Effective Time, subject to full vesting upon a termination of employment for any reason other than due to the Executive’s resignation without Good Reason (as defined herein) prior to the first anniversary of the Effective Time. The cash balance shall be credited with interest at the prime rate compounded quarterly as published in the Wall Street Journal as of the Effective Time during the period beginning on the Effective Time and ending of the date of payment.
2.Employment. The Executive’s employment hereunder shall be effective as of and subject to the Effective Time and shall continue on an at-will basis and may be terminated at any time for any reason or no reason by the Company or the Executive (the period that the Executive remains employed by the Company, the “Employment Term”). At no point during the Employment Term shall the Executive compete or take any preparations to compete with the Company.
3.Position and Duties. The Executive shall serve the Company in the capacity of Executive Vice President of the Company and Chief Operating Officer of the Company’s aircraft interior systems business unit, or such other name given to the business unit by the Company (the “Aircraft Interior Systems Business Unit”) and shall report directly to the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with such capacity, as may from time to time be prescribed by the Board or the Chief Executive Officer of the Company. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities and shall comply with all of the Company’s policies and procedures. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive’s performance will be reviewed by the Board or the Chief Executive Officer of the Company on an annual basis. During his employment hereunder, the Executive’s principal place of employment shall be in Wellington, Florida or such other location as determined by the Executive in consultation with the Company.
4.Compensation.
(a)Salary. During the Employment Term, the Executive shall receive a salary (the “Salary”) payable at the rate of $875,000 per annum. Such rate shall be reviewed for adjustment from time to time by the Compensation Committee of the Board (the “Compensation Committee”) (but not less frequently than annually); provided, however, that it shall at no time be adjusted below the Salary then in effect. The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions. The Salary shall be pro-rated for any period of service less than a full year.
(b)Incentive Bonus. During the Employment Term, the Executive shall be eligible to receive an annual incentive target performance bonus (the “Bonus”) in accordance with the Company’s executive bonus plan then in effect, as determined by the Compensation Committee at the end of the applicable fiscal year. The Executive’s incentive target applicable to the Bonus each year during the Employment Term shall be not less than 90% of the Executive’s Base Salary, the Bonus each year during the Employment Term shall provide for a maximum bonus amount equal to 200% of target and the annual performance goals shall be specific to the Company business unit in which the Executive is engaged. The Bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Executive earned such Bonus.
(c)Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies and procedures in effect from time to time, consistent with reimbursement practices during the term of the B/E Aerospace Employment Agreement.
(d)Benefits. During the Employment Term, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, executive medical expense reimbursement, pension, retirement, accident, and other benefit plans, programs and arrangements made generally available by the Company to its executives or to executives of the Aircraft Interior Systems Business Unit, at the Company’s discretion, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time. In accordance with the Company’s policies in effect from time to time applicable to the Executive, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees. In addition, for the avoidance of doubt during the Employment Term and thereafter the Executive and his eligible dependents shall continue to receive those certain benefits provided by Section 5(g) of the B/E Aerospace Employment Agreement (including, without limitation, executive medical, dental and health plan benefits and executive health reimbursement benefits based on his base salary as in effect immediately prior to the Effective Time) and during the Employment Term the annual financial and estate planning benefits that he is eligible to receive from B/E Aerospace immediately prior to the Effective Time.
(e)Automobile. During the Employment Term, the Executive shall receive an automobile allowance (the “Automobile Allowance”) of no less than $1,700 per month, less applicable taxes, payable in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Automobile Allowance will accrue.
(f)Equity Awards. Commencing in November 2017 and during the Employment Term, the Executive shall be eligible to participate in any applicable equity compensation program of the Company in effect from time to time as set forth by the Compensation Committee (“Annual Equity Awards”). The grant timing, form and amount of the Annual Equity Awards shall be determined by the Compensation Committee in its sole discretion but shall be no less favorable to the Executive than provided to the Company’s other senior executives; provided, that the target grant date value (as determined by the Company consistent with its regular annual equity grant procedures) of Annual Equity Awards for which the Executive shall be eligible will be $1,300,000 and unless otherwise determined by the Compensation Committee shall be comprised (on a grant date fair value basis) of 50% performance-vesting shares and 50% stock options, or as otherwise determined by the Compensation Committee in its discretion and shall have such terms and conditions as are not less favorable than those applicable to the Company’s senior executives.
(g)Retention Award.
(i)The Company will grant to the Executive a cash incentive award (the “Retention Award”) with a value of $2,000,000 at or as soon as practicable following the Effective Time. The Retention Award will vest and be paid in a single lump sum on the first anniversary of the date on which the Effective Time occurs, subject to the Executive’s continued employment with Company through such date and subject to earlier vesting as described below.
(ii)Notwithstanding any provision in the applicable award documents or this Agreement to the contrary, and as additional consideration for the Executive’s restrictive non-competition and non-solicitation covenants for the benefit of the Company set forth in Section 6 of this Agreement, in the event the Executive’s employment (A) is terminated by the Company other than for Cause (as defined below), (B) terminates by reason of death or Incapacity or (C) is terminated by the Executive for Good Reason (as defined below), the Retention Award shall vest and be paid in a single cash lump sum on the sixtieth (60th) day following such termination, subject to the Executive’s execution and non-revocation of the Mutual Waiver (as defined below), provided that such Mutual Waiver shall have become effective no later than the sixtieth (60th) day following the Executive’s Termination Date.
(h)Retirement Compensation. With respect to the BE Aerospace, Inc. 2010 Deferred Compensation Plan (“DCP”), the Company will make a tax deferred monthly contribution to the DCP on behalf of the Executive equal to seven-and-one-half percent (7.5%) of the monthly amount of the Salary (1/12 of the Salary) in effect as of the date of contribution. On January 1st of each year the Executive is employed hereunder, the Company will make a tax deferred contribution to the DCP (the “Retirement Contribution”) on behalf of the Executive equal to twenty percent (20%) of the Salary in effect as of the date of contribution. The Executive must be employed on the applicable date of contribution to receive a Retirement Contribution. Each Retirement Contribution shall be subject to the terms and conditions of the DCP except that all Retirement Contributions shall vest in full on the date of each such Retirement Contribution. The Retirement Contributions shall be allocated to the Executive’s retirement account under the DCP.
5.Termination and Compensation Thereon.
(a)Termination. Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason. The term “Termination Date” shall mean if the Executive’s employment is terminated (i) by his death, the date of his death or (ii) for any other reason, the date on which the Executive incurs a Separation from Service. In addition, notwithstanding any other provision of this Section 5, in connection with any termination of Executive’s employment (i) the payment of the Retention Award shall be governed by Section 4(g), (ii) and the payment of the 2016 LTIP Award shall be governed by the applicable award agreement, provided that the terms of such award agreement shall be consistent with Section 1 above, (iii) the treatment of any Annual Equity Awards shall be governed by the applicable award agreements and (iv) the Executive shall be entitled to indemnification rights pursuant to Section 18 (Indemnification) hereof, or other indemnification available to Executive by agreement, insurance, law, equity, or the Company’s organizational documents.
(b)Death.
(i)The Executive’s employment hereunder shall terminate upon his death. In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the date of death and (B) any earned but unpaid Bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the date of death.
(ii)Upon the Executive’s death at any time during or after the Employment Term, the Company shall, within thirty (30) days following the date of death, also pay to such person as the Executive shall have designated in a notice filed with the Company, or if no such person shall have been designated, to his estate, a lump-sum death benefit in accordance with the Death Benefit Agreement attached hereto as Exhibit A and hereby incorporated by reference.
(c)Incapacity. If, in the reasonable judgment of the Board, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of twelve (12) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the twelve (12)-month period. In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date and (B) any earned but unpaid Bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date. The lump sum payment shall be made within thirty (30) days following the Termination Date. Any dispute between the Board and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Chief Executive Officer of the Company and the Executive or his personal representative, whose decision shall be binding on all parties.

(d)Other Terminations of Employment.
(i)If the Company terminates the Executive’s employment for any reason other than death or Incapacity, except as otherwise provided by Section 5(a), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary, Automobile Allowance, as applicable, vacation time and benefits accrued through the Termination Date, and pursuant to Section 15, Section 18 (Indemnification) hereof, or other indemnification available to Executive by agreement, insurance, law, equity, or the Company’s organizational documents.
(ii)For purposes of this Agreement, “Cause” shall mean (A) after receipt of written notice from the Board, and a reasonable opportunity to cure, the Executive’s willful and continued material failure, refusal or neglect to substantially perform and discharge his powers, duties, obligations or responsibilities hereunder (including duties prescribed by the Board or the Company’s Chief Executive Officer pursuant to Section 3 above), (B) after receipt of written notice from the Board, and a reasonable opportunity to cure, willful, continued and intentional breach of any fiduciary duties the Executive may have because of any position the Executive holds with the Company or any subsidiary or affiliate thereof, or (C) a felony conviction in a judgment that has become final and non-appealable, of a conviction for any crime involving the Executive’s personal dishonesty or moral turpitude, or any indictment by a grand jury for acts detrimental to the Company’s best interests.
(iii)For purposes of this Agreement, “Good Reason” means:
(A)a decrease in the Executive’s Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment;
(B)a material adverse change in the Executive’s responsibilities, positions, duties, status, title or reporting relationships, provided that, any changes to the Executive’s responsibilities, duties or reporting relationships that result from the synergies plan contemplated by the Company and B/E Aerospace in connection with the Merger Agreement shall not constitute Good Reason and, provided further, that a change in the number of individuals who report to the Executive as a result of such synergies plan shall not constitute Good Reason;
(C)requiring the Executive to be based at any office or location that is more than twenty-five (25) miles from the Executive’s current principal place of employment; or
(D)a material breach by the Company of any term or provisions of this Agreement or the B/E Aerospace Employment Agreement solely to the extent the B/E Aerospace Employment Agreement remains in effect as set forth in Section 5(f) of this Agreement;
provided, that Executive has given notice thereof to the Company no later than thirty (30) days following the first occurrence of any event or circumstance claimed to constitute Good Reason and the Company has not cured the Good Reason, if applicable, within thirty (30) days after receiving such notice and provided, further, that the Executive’s Termination Date must occur within six (6) months following the date the Executive first gives notice of such event or circumstance claimed to constitute Good Reason.
Notwithstanding anything to the contrary in this Agreement, neither the consummation of the transactions contemplated under the Merger Agreement nor the terms of the Executive’s employment outlined hereunder (as compared to the Executive’s employment terms in effect immediately prior to the Effective Time) shall constitute Good Reason.
(e)Change of Control Agreement. Effective as of immediately following the Effective Time, the Executive shall become a party to the Company’s form of Change of Control Agreement as in effect on the date hereof.
(f)B/E Aerospace Employment Agreement. The Company acknowledges and agrees that the Company is assuming the B/E Aerospace Employment Agreement by operation of law in connection with the Merger and that the Company shall honor all obligations and agreements set forth in the B/E Aerospace Employment Agreement that survive the Effective Date, including without limitation those obligations and agreements set forth in Section 5(g) (Benefit Continuation), Section 13 (Governing Law), Section 17 (Legal Fees) and Section 18 (Indemnification) and nothing in this Agreement or otherwise shall modify or impair the obligations of the Company and its subsidiaries and affiliates to the Executive thereunder, provided that, for the avoidance of doubt, following the payment of benefits under Section 5(f) of the B/E Aerospace Employment Agreement in connection with the Merger, the Executive shall not become entitled at any time to any further benefits under Section 5 of the B/E Aerospace Employment Agreement other than Section 5(g) of the B/E/ Aerospace Employment Agreement (Benefit Continuation) and the Executive shall not have any obligations under the B/E Aerospace Employment Agreement.
6.Covenants of the Executive. In consideration of the execution of this Agreement, including all of the benefits set forth herein that are beyond or in addition to the benefits the Executive was entitled to receive under the B/E Aerospace Employment Agreement (each benefit separately being sufficient consideration for the Executive’s covenants contained in this Section 6), and the Executive’s commencement of employment hereunder (also separately being sufficient consideration for the Executive’s covenants contained in this Section 6), the Executive agrees as follows:
(a)Non-Competition.
(i)The Executive shall not during the Executive’s employment with the Company and for three (3) years after the Termination Date (the “Non-Compete Restrictive Period”), directly or indirectly:
(A)compete in in any country in which the Company conducts business worldwide or on the internet with respect to any “Competing Product or Service,” which is defined to mean those interior cabin aircraft products or services offered and/or under development by the Aircraft Interior Systems Business Unit during the Executive’s employment with the Company of which the Executive has knowledge, or any product or service competitive with or intended to compete with such products or services, or any product or service which the Executive acquired knowledge of as a result of his employment with the Company;
(B)own, invest in, make loans to, operate, manage, control, participate in, consult with, or advise, any entity or person that provides a Competing Product or Service with the Company in the United States or on the internet. This covenant shall not prevent the Executive from having passive investments of less than five percent (5%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.
(ii)If the Executive breaches any covenant contained in this Section 6(a), the Executive agrees and acknowledges that the Non-Compete Restrictive Period shall be extended during the time of such breach. The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 6(a), the Non-Compete Restrictive Period may be extended for up to three (3) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 6(a).
(b)Non-Solicitation.
(i)As a separate and independent covenant, the Executive agrees that he shall not during his employment with the Company and for three (3) years after the Termination Date (the “Non-Solicitation Restrictive Period”), directly or indirectly:
(A)contact, solicit, perform services for, or accept work or business (in any capacity other than as a Company employee) from any clients or customers of the Company, its subsidiaries or affiliates, with whom the Executive has worked or had contact during the Executive’s employment with the Company, or of whom the Executive had knowledge of due to his employment or access to the Company’s confidential information and/or trade secrets;
(B)contact, solicit or accept contact from any clients, subcontractors, consultants, vendors, suppliers or independent contractors of the Company, its subsidiaries or affiliates, for the purpose of interfering with, causing, inviting, or encouraging any such persons or entities from altering or terminating their business relationship or association with the Company, its subsidiaries or affiliates. This applies to any clients, subcontractors, consultants, vendors, suppliers or independent contractors with whom the Executive has worked or had contact during his employment with the Company, or of whom the Executive had knowledge due to his employment or access to the Company’s confidential information and/or trade secrets; or
(C)contact, solicit or accept contact from any employee of the Company, its subsidiaries or affiliates for the purpose of interfering with their employment with the Company, its subsidiaries or affiliates, or inviting or encouraging them to terminate their employment with the Company, its subsidiaries or affiliates or which has the effect of altering or terminating their employment with the Company, its subsidiaries or affiliates.
(ii)If the Executive breaches any covenant contained in this Section 6(b), the Executive agrees and acknowledges that the Non-Solicitation Restrictive Period shall be extended during the time of such breach. The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 6(b), the Non-Solicitation Restrictive Period may be extended for up to three (3) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 6(b). Notwithstanding any other provision of this Agreement or the B/E Aerospace Employment Agreement, this Section 6 shall supersede Section 6 of the B/E Aerospace Employment Agreement in its entirety.
7.Amendments. No amendment to this Agreement or any Exhibit hereto shall be effective unless it shall be in writing and signed by each party hereto.
8.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, to it at:
Rockwell Collins, Inc.
400 Collins Road, N.E.
Cedar Rapids, IA 52498
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Rockwell Collins, Inc.
400 Collins Road, N.E.
Cedar Rapids, IA 52498
Attention: General Counsel
If to the Executive, to him at the Executive’s most recent address on file with the Company.
9.Entire Agreement. This Agreement, the 2006 Proprietary Rights Agreement and the 2011 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the Executive’s employment with the Company on and following the Effective Time and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, that, upon, and subject to the occurrence of, the Effective Time, the Executive shall be entitled to the payments under Section 5(f) thereof arising out of the consummation of the transaction contemplated by the Merger Agreement and Executive’s automatic termination of employment pursuant to the B/E Aerospace Employment Agreement; and, provided, further, that the Company shall honor all obligations under the B/E Aerospace Employment Agreement that survive the Effective Date, including without limitation those obligations set forth in Section 5(g) (Benefit Continuation), Section 13 (Governing Law), Section 17 (Legal Fees) and Section 18 (Indemnification). The non-solicitation and non-competition provisions in this Agreement and in the 2011 Proprietary Rights Agreement shall be deemed separate and distinct provisions and each applicable time period shall run concurrently in accordance with its terms for the benefit of the Company.

10.Mutual Waiver. Except in the event of a termination for Cause, the Executive and the Company agree to sign a mutual waiver and release of claims agreement effective as of the Termination Date, substantially in the form attached hereto as Exhibit B, and hereby incorporated by reference (the “Mutual Waiver”).
11.Headings. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.
12.Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.
13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Iowa.
14.Withholding. Without limiting the effect of Section 15, all payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
15.Section 409A.
(a)If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts. For purposes of Section 409A, each installment payment, if any, provided under this Agreement shall be treated as a separate payment. Any payments that constitute “nonqualified deferred compensation” within the meaning of Section 409A to be made under this Agreement upon a termination of employment shall only be made upon a Separation from Service.
(b)Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (ii) the Executive’s date of death. The provisions of this Section 15(b) shall only apply if required to comply with Section 409A.
(c)For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.
(d)It is intended that the terms and conditions of this Agreement comply with Section 409A. If any provision of this Agreement contravenes any regulations or United States Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify this Agreement to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A, provided, however, that no such amendment shall have the effect of reducing the amount of any payment or benefit payable to Executive pursuant to this Agreement. This Section 15(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.
(e)Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

16.Defend Trade Secrets Act. Pursuant to section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding as described in 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
17.Legal Fees. In the event of a dispute between the parties with respect to any payments due hereunder in connection with Incapacity, a termination without Cause, termination “for” or “without” Good Reason or a Change of Control, the Company will pay the costs of all legal fees and dispute related costs and expenses incurred in connection with such dispute. Such costs and expenses shall be provided to Executive in a timely manner, such as on a monthly basis.
18.Indemnification. To the maximum extent permitted under the law of the State of Delaware as from time to time in effect, the Company hereby agrees to indemnify and defend Executive and hold him harmless from and against all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, incurred by Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which Executive may be or may have been involved as a party or otherwise or with which Executive may be or may have been threatened, while in office or thereafter, by reason of Executive’s being an officer or director of the Company or by reason of any action taken or not taken in such capacity.
19.Enforceability; Waiver. If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed, blue-penciled or reformed by the court or arbitrator in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed in such provision. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.
20.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement without the Board’s prior written approval. Any purported assignment by the Executive without the Board’s prior written approval shall be null and void from the initial date of the purported assignment.
21.Survival. The obligations of the Executive pursuant to the 2006 Proprietary Rights Agreement, the 2011 Proprietary Rights Agreement, the respective obligations of the parties pursuant to Sections 4(f)(iii), 4(g), and 5 through 19 of this Agreement shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be, in accordance with the applicable statute of limitations period(s). The obligations and agreements of the Company and its subsidiaries and affiliates under the B/E Aerospace Employment Agreement that survive the Effective Date, including without limitation those obligations set forth in Section 5(g) (Benefit Continuation), Section 13 (Governing Law), Section 17 (Legal Fees) and Section 18 (Indemnification) shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.
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IN WITNESS WHEREOF, the parties hereto execute this Employment Agreement as of the date first written above.
EXECUTIVE:
/s/ Werner Lieberherr
Werner Lieberherr
Date: 10/20/2016

COMPANY:
ROCKWELL COLLINS, INC.
/s/ Jeffrey Standerski
Name: Jeffrey Standerski
Title: Senior Vice President, People & Inclusion

Exhibit A

DEATH BENEFIT AGREEMENT

This Death Benefit Agreement (the “Agreement”) is entered into this 30th day of November, 2012, by and between B/E AEROSPACE, INC., a Delaware corporation, hereinafter called the “Corporation,” and WERNER LIEBERHERR, hereinafter called the “Executive.”

WHEREAS, the Executive has been employed by the Corporation for many years and has rendered valuable services which have contributed to the growth and prosperity of the Corporation;

WHEREAS, the Corporation wishes to provide Esther Lieberherr, as the Executive’s primary beneficiary (the “Primary Beneficiary”), or the Trustees of the Trust created under Article IV of the Last Will and Testament of Werner Lieberherr, as the Executive’s contingent or secondary beneficiary (the “Secondary Beneficiary”), (the Primary Beneficiary or Secondary Beneficiary, as may be applicable, is referred to herein as the “Beneficiary”), with the payment of a $5,000,000 (five million dollars) death benefit pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

1.	DEATH BENEFIT.

A.Upon the Executive’s death at any time, whether during his employment with the Corporation or following the termination of his employment for any reason, the Corporation shall pay to the Beneficiary a payment of $5,000,000 (five million dollars) (the “Death Benefit”). The Death Benefit shall be paid in a cash lump sum within thirty (30) days following the Executive’s death.

B.The Death Benefit shall not be payable if the Executive’s death results from suicide, whether sane or insane, within two (2) years after the execution of this Agreement.

2.
CONDITIONS. In order to fund its cash payment obligation under this Agreement, the Corporation may elect, in its absolute discretion, to purchase a life insurance policy. The Executive agrees that in the event the Corporation elects to do so, then the Corporation may insure the life of the Executive and the Executive agrees to cooperate with the Corporation and insurance carrier in order to facilitate the purchase of such insurance. The Executive further agrees that if the Corporation elects to purchase such a life insurance policy, then the Corporation or a Trust (as described in Section 3 of this Agreement) shall be the owner and the beneficiary of that policy.

3.
ESTABLISHMENT OF TRUST. The Corporation may establish a Death Benefit Only Trust (the “Trust”). If established, all benefits payable under this Agreement to the Beneficiary shall be paid directly by the Corporation from the Trust. To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation. The Trust, if established, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS revenue procedure 92-64, I.R.B. 1992-33 except an independent individual third party may be designated as trustee. The assets of the Trust are subject to the claims of the

Corporation’s creditors in the event of the Corporation’s insolvency, as defined therein. Except as provided under the Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Agreement, and neither the Executive nor the Beneficiary shall have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Agreement.

4.
EMPLOYMENT RIGHTS. This Agreement shall not be deemed to create a contract of employment between the Corporation and the Executive and shall create no right in the Executive to continue in the Corporation’s employ for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Corporation, except as are set forth in this Agreement.

5.	EXECUTIVE RIGHT TO ASSETS.

A.
The rights of the Executive, the Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Corporation. The Executive, the Beneficiary, or any other person claiming through the Executive, shall have the right to receive those payments specified under this Agreement only from the Corporation, and has no right to look to any specific or special property separate from the Corporation for payments.

B.
The Executive agrees that he, the Beneficiary, or any other person claiming through the Executive shall have no right or beneficial ownership interest whatsoever in any general asset used or acquired by the Corporation in connection with the liabilities it has assumed under this Agreement. Such assets shall not be deemed to be held under any trust for the benefit of the Executive or the Beneficiary, nor shall any such general assets be considered security for the performance of the obligations of the Corporation. Any such assets shall remain general, unpledged, and unrestricted assets of the Corporation.

C.
The Executive also understands and agrees that his participation in the acquisition of any such general asset for the Corporation shall not constitute a representation to the Executive, the Beneficiary, or any person claiming through the Executive that any of them has a special or beneficial interest in such general asset.

6.	INDEPENDENCE OF BENEFITS.

The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any other employment agreements that now exist or may hereafter exist from time to time between the Corporation and the Executive. This Agreement between the Corporation and the Executive does not involve a reduction in salary or foregoing of an increase in future salary by the Executive. Nor does the Agreement in any way affect or reduce the existing and future compensation and other benefits of the Executive.

7.	ASSIGNABILITY.

Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Agreement shall be valid or recognized by the Corporation.

8.	AMENDMENT.

This Agreement may be amended at any time by mutual written agreement of the Corporation and the Executive. The Corporation shall have no right to change the benefits under this Agreement without the prior written consent of the Executive.  The Executive may change the Beneficiary under this Agreement upon prior written notice to the Corporation, Attn. General Counsel, 1400 Corporate Center Way, Wellington, Florida 33414. If any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A of the U.S. Internal Revenue Code of 1986 (collectively, “Section 409A”), the Corporation shall amend this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A.

9.	LAW GOVERNING.
This Agreement shall be governed by the laws of the State of Florida. This Agreement is solely between the Corporation and the Executive. Further, the Executive, the Beneficiary or other persons claiming through the Executive shall only have recourse against the Corporation for enforcement of the Agreement. However, it shall be binding upon the Beneficiary and the beneficiaries, heirs, executors and administrators of the Executive and upon the successors and assigns of the Corporation.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CORPORATION:		B/E AEROSPACE, INC.,
a Delaware corporation
ATTEST:

By:	/s/ Ryan M. Patch	By:	/s/ Eric J. Wesch
Name:	Ryan M. Patch	Name:	Eric J. Wesch
Title:	Secretary	Title:	Vice President & Treasurer

EXECUTIVE:		/s/ Werner Lieberherr
WERNER LIEBERHERR

Exhibit B
Form of Mutual Waiver Agreement
SEPARATION AGREEMENT AND MUTUAL RELEASE
This Separation Agreement and Mutual Release (this “Agreement”), is made as of ___, 20__, by and between Rockwell Collins, Inc., a Delaware corporation (the “Company”) and Werner Lieberherr (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.
Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:
1.Termination; Employment Agreement. Effective     , 20__, Employee’s employment with the Company was terminated. Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Amended and Restated Employment Agreement, dated as of October __, 2016, by and between Employee and the Company (the “Employment Agreement”). Capitalized terms used in this Agreement, but not defined herein, shall have the meanings ascribed to them in the Employment Agreement.
2.Non-Released Claims.
(a)    Employee Non-Released Claims. It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational documents, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iv) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, and (v) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims”.
(b)    Company Non-Released Claims. It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in the Employment Agreement, (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims”.
3.General Release in Favor of the Company: Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims. Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:
(a)    any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);
(b)    any and all claims, relating to Employee’s employment by the Company, the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;
(c)    any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the North Carolina Retaliatory Employment Discrimination Act, North Carolina General Statutes, sections 95-240 et seq.; North Carolina Equal Employment Practices Act, North Carolina General Statutes, sections 143-422.1 et m.; North Carolina General Statutes, sections 95-28.1A; North Carolina General Statutes, sections 95-28.2; North Carolina General Statutes, sections 95-78; Handicapped Persons Protection Act, N.C. Gen. Stat. sections 168A-1 et seq.; North Carolina’s Workers’ Compensation Laws (except for any pending workers’ compensation claims by Employee), North Carolina General Statutes, sections 97-1 et seq.; and waivable rights under the North Carolina Constitution;
(d)    any and all claims under any contract, whether express or implied;
(e)    any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;
(f)    any and all claims for violation of any statutory or administrative rules, regulations or codes;
(g)    any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;
which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.
4.General Release in Favor of Employee. The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of North Carolina, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.
5.Non-Disparagement. The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct that is any way injurious to either party’s (including, without limitation, the Releasees’ or the Releasers’) reputation and interests (including, without limitation, any negative or derogatory statements or writings).
6.Covenants not to Sue.
(a)    Employee Covenant not to Sue. Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee. Without in any way limiting the generality of the foregoing,

Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims. Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.
(b)    Company Covenant not to Sue. The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser. Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims. The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.
7.No Admission. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.
8.Effectiveness. This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:
Rockwell Collins, Inc.
400 Collins Road, N.E.
Cedar Rapids, IA 52498
Attn: General Counsel
In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.
9.Employee Acknowledgement. Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution. Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.
10.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.
11.Entire Agreement. This Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally. Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein. No other promises or agreements shall be binding unless in writing and signed by the parties.
12.General Provisions.
(a)    Governing Law; Jurisdiction; Venue. This Agreement shall be enforced, governed and interpreted by the laws of the State of Iowa without regard to Iowa’s conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Iowa in Linn County. Each party consents to the jurisdiction of such Iowa court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Iowa court.

(b)    Prevailing Party. In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.
(c)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.
(d)    Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.
(e)    Interpretation. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared this Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.
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IN WITNESS WHEREOF, the parties hereto execute this Separation Agreement and Mutual Release as of the date first written above.
EXECUTIVE:

Werner Lieberherr
Date:__________________________________________

COMPANY:
ROCKWELL COLLINS, INC.
By:___________________________________________
Name:_________________________________________
Title:__________________________________________